Exhibit 99.1

Century Aluminum Reports Second Quarter 2011 Earnings

MONTEREY, CA.  August 4, 2011 -- Century Aluminum Company (NASDAQ: CENX) today reported net income of $24.0 million ($0.24 per basic and diluted share) for the second quarter of 2011. Financial results were negatively impacted by a $7.7 million charge related to the contractual impact of the recent changes in the Company's Board of Directors and the executive management team; a charge of $2.9 million related to an insurance receivable, reflecting the fact that the matter is now in litigation, despite the Company's continuing view that it will ultimately receive such proceeds; a loss on forward contracts of $1.6 million, primarily related to the marking to market of aluminum put options; and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased quarterly results by $8.9 million with an associated discrete tax benefit of $2.1 million.

In the second quarter of 2010, the company reported net earnings of $5.1 million ($0.05 per basic and diluted share). Results were positively impacted by a gain on forward contracts of $9.3 million primarily related to the marking to market of aluminum put options. Cost of sales for the prior year quarter included a $16.0 million charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements and a $7.0 million charge for lower of cost or market inventory adjustments.

Sales in the second quarter of 2011 were $366.3 million, compared with $287.9 million in the second quarter of 2010.  Shipments of primary aluminum for the quarter totaled 151,483 tonnes compared with 144,580 tonnes in the year-ago quarter.

For the first half of 2011, the company reported net income of $49.0 million ($0.48 per basic and diluted share).  First half results were negatively impacted by a $7.7 million charge related to the contractual impact of the recent changes in the Company's Board of Directors and the executive management team; a charge of $2.9 million related to an insurance receivable; a loss on forward contracts of $6.4 million, primarily related to the marking to market of aluminum put options; and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased first half results by $18.3 million with an associated discrete tax benefit of $4.2 million. Cost of sales for the first half includes an $8.6 million charge related to the restart of a curtailed potline at the Hawesville, KY smelter. This result compares to net income of $11.5 million ($0.11 per basic and diluted share) for the first half of 2010.  Results for the prior six-month period were positively impacted by a gain on forward contracts of $7.3 million, primarily related to the marking to market of aluminum put options. Cost of sales for the first six months of 2010 included a $31.5 million charge for the portion of power costs at Hawesville payable by the previous power supplier per the terms of the power agreements and a $6.9 million charge for lower of cost or market inventory adjustments.

Sales in the first six months of 2011 were $692.6 million compared with $573.2 million in the same period of 2010. Shipments of primary aluminum for the first six months of 2011 were 295,661 tonnes compared with 289,257 tonnes for the comparable 2010 period.

"Aluminum market conditions have remained generally stable during the last few months," commented Logan W. Kruger, Century's President and Chief Executive Officer.  "In the developed economies, we continue to see demand reasonably in balance with supply.  In China, Brazil and other developing markets, the pace of growth continues at robust levels.  The long-term trends of constrained supply and escalating costs continue to be reinforced.  More broadly, the well-published macro-economic issues, in both developed and developing markets, constitute risks that are difficult to quantify.  Short of any of these concerns manifesting themselves in the form of real crises, we remain constructive on the aluminum market over the medium term.”

Mr. Kruger continued, "We are focused on returning Hawesville to the trajectory we anticipated earlier this year.  The issues facing the plant can all be remedied with qualified and determined leadership.  Over the last thirty days, we have brought on board an able and experienced plant manager and have filled almost all of the previously vacant key operating and technical positions.  The team has stabilized the operations and has now turned the corner toward reinstituting the plan to achieve full operating capacity for five lines, which we believe we will reach by the end of the year.

"We have made good progress across the rest of the company," concluded Mr. Kruger.  "Grundartangi had an excellent quarter, with annualized shipment volume of 278,000 metric tons and controllable costs in check.  Mt. Holly's performance was also very good; the plant is performing near its historically best-in-class levels.  Lastly, we advanced the discussions with Helguvik's power suppliers in Iceland, as we continue to move toward a restart of major construction activity."

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements, including, without limitation, declines in aluminum prices or increases in our operating costs; deterioration of global financial and economic conditions; increases in global aluminum inventories and the addition of additional global aluminum production capacity; additional delays in the completion of our Helguvik, Iceland smelter; and our ability to successfully implement measures to return our Hawesville facility to full production.  Forward-looking statements in this press release include statements regarding future market conditions, including the pace of future macro-economic growth and the continuance of supply and cost trends in the aluminum market, our ability to successfully remedy production issues at our Hawesville facility; the ultimate outcome of certain insurance litigation; and our ability to successfully restart construction activity at our Helguvik facility.  More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Company
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
NET SALES:
Third-party customers	$207,091	$183,045	$395,403	$375,977
Related parties	159,186	104,808	297,211	197,265
	366,277	287,853	692,614	573,242

COST OF GOODS SOLD	316,763	266,337	600,784	517,750

GROSS PROFIT	49,514	21,516	91,830	55,492

OTHER OPERATING EXPENSES (INCOME) – NET	(5,205)	4,644	(11,089)	9,109
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	18,557	10,964	29,166	23,215

OPERATING INCOME	36,162	5,908	73,753	23,168

INTEREST EXPENSE – THIRD PARTY – NET	(6,321)	(6,255)	(12,943)	(12,552)
INTEREST INCOME – RELATED PARTY	70	111	183	220
NET GAIN (LOSS) ON FORWARD CONTRACTS	(1,617)	9,294	(6,426)	7,322
OTHER INCOME (EXPENSE) – NET	(1,132)	230	(455)	638

INCOME BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	27,162	9,288	54,112	18,796

INCOME TAX EXPENSE	(3,636)	(4,619)	(6,759)	(8,900)

INCOME BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	23,526	4,669	47,353	9,896

EQUITY IN EARNINGS OF JOINT VENTURES	460	477	1,679	1,582

NET INCOME	$23,986	$5,146	$49,032	$11,478

NET INCOME ALLOCATED TO COMMON SHAREHOLDERS	$22,061	$4,723	$45,066	$10,532

EARNINGS PER COMMON SHARE
Basic and Diluted	$0.24	$0.05	$0.48	$0.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,105	92,672	93,036	92,611
Diluted	93,567	93,332	93,432	93,218

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$232,401	$304,296
Restricted cash	-	3,673
Accounts receivable – net	54,838	43,903
Due from affiliates	37,264	51,006
Inventories	187,388	155,908
Prepaid and other current assets	46,151	18,292
Total current assets	558,042	577,078
Property, plant and equipment – net	1,238,651	1,256,970
Due from affiliates – less current portion	3,094	6,054
Other assets	100,055	82,954
Total	$1,899,842	$1,923,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$87,595	$88,004
Due to affiliates	39,548	45,381
Accrued and other current liabilities	49,225	41,495
Accrued employee benefits costs - current portion	15,909	26,682
Convertible senior notes	-	45,483
Industrial revenue bonds	7,815	7,815
Total current liabilities	200,092	254,860

Senior notes payable	249,011	248,530
Accrued pension benefits costs - less current portion	38,518	37,795
Accrued postretirement benefits costs - less current portion	106,718	103,744
Other liabilities	41,662	37,612
Deferred taxes	86,019	85,999
Total noncurrent liabilities	521,928	513,680

Shareholders’ Equity:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,785 and 82,515 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,214,667 and 92,771,864 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	932	928
Additional paid-in capital	2,506,435	2,503,907
Accumulated other comprehensive loss	(78,234)	(49,976)
Accumulated deficit	(1,251,312)	(1,300,344)
Total shareholders’ equity	1,177,822	1,154,516
Total	$1,899,842	$1,923,056

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six months ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,032	$11,478
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized net loss (gain) on forward contracts	6,170	(7,568)
Realized benefit of contractual receivable	-	32,193
Accrued and other plant curtailment costs – net	(16,592)	(2,576)
Lower of cost or market inventory adjustment	(16)	6,999
Depreciation and amortization	31,064	31,505
Debt discount amortization	1,355	1,548
Deferred income taxes	-	9,217
Pension and other postretirement benefits	(28,608)	8,218
Stock-based compensation	2,501	2,163
Non-cash loss on early extinguishment of debt	763	-
Undistributed earnings of joint ventures	(1,679)	(1,582)
Change in operating assets and liabilities:
Accounts receivable - net	(10,935)	1,013
Due from affiliates	11,265	(16,671)
Inventories	(31,464)	(11,162)
Prepaid and other current assets	(28,991)	20,423
Accounts payable, trade	(1,202)	(6,725)
Due to affiliates	(5,834)	621
Accrued and other current liabilities	7,575	(2,189)
Other - net	(539)	(4,773)
Net cash provided by (used in) operating activities	(16,135)	72,132

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(7,353)	(3,012)
Nordural expansion	(7,968)	(10,113)
Investments in and advances to joint ventures	-	(17)
Payment received on advances from joint ventures	3,056	-
Proceeds from sale of property, plant and equipment	56	-
Restricted and other cash deposits	3,673	(983)
Net cash used in investing activities	(8,536)	(14,125)

CASH FLOWS FROM FINANCIING ACTIVITIES:
Repayment of debt	(47,067)	-
Repayment of contingent obligation	(189)	-
Issuance of common stock - net	32	23
Net cash provided by (used in) financing activities	(47,224)	23

CHANGE IN CASH AND CASH EQUIVALENTS	(71,895)	58,030

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	304,296	198,234

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$232,401	$256,264

Century Aluminum Company
Selected Operating Data
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2011
2nd Quarter	84,509	186,310	$1.26	66,974	147,652	$$	132,113
1st Quarter	80,479	177,426	1.17	63,699	140,432		117,658
Year to Date	164,988	363,736	$1.22	130,673	288,084	$$	249,771
2010
2nd Quarter	76,521	168,700	$1.04	68,059	150,043	$$	112,523
1st Quarter	76,653	168,990	1.04	68,024	149,968		109,659
Year to Date	153,174	337,690	$1.04	136,083	300,011	$$	222,182

(1)	Does not include Toll shipments from Nordural Grundartangi